Exhibit 99.2

Roth CH Acquisition V (NASDAQ: ROCL, ROCLU, ROCLW) Announces Merger Candidate New Era Helium Corp.’s Letter of Intent to Form a Joint Venture with Leading AI Datacenter Developer Sharon AI

NEWPORT BEACH, Calif., – November 12th, 2024 — Roth CH Acquisition V Co. (NASDAQ: ROCL, ROCLU, ROCLW) (“RothCH”) today announces that Sharon AI, Inc. (“Sharon AI”) a High-Performance Computing business focused on Artificial Intelligence, Cloud GPU Compute Infrastructure, and Cloud Storage and New Era Helium Corp. (“New Era Helium,” or “NEH”), an industrial gas business that currently produces helium and natural gas, have executed a non-binding letter of intent to form a joint venture for the design, development, and operation of an initial 90MW net-zero energy data center in the Permian Basin. The companies are currently negotiating the definitive joint venture agreement. There can be no assurance that a definitive joint venture agreement will be executed or that the proposed transaction will be consummated on the terms or timeframe currently contemplated.

Under the terms of the 50/50 joint venture, the parties will jointly design, build and operate an initial 90MW power plant and subsequent deployment of Tier 3 data centers. The JV has identified a suitable site and preliminary specifications for the power plant and data center infrastructure. Furthermore, the 90MW power plant is expected to capture approximately 250,000 metric tons of CO2 in order to qualify for certain 45Q tax credits associated with carbon capture, utilization and storage (CCUS). The JV will leverage the existing Pecos Slope Field owned and operated by New Era Helium where it currently produces helium, natural gas liquids and dry natural gas within its 137,000-acreage position. As part of the JV, New Era Helium will enter into a gas supply agreement with the JV at a mutually agreed fixed cost for five years plus three options of five years each.

Sharon AI will be the exclusive AI/HPC provider and is expected to design, build and operate the high density, liquid cooled, Tier 3 data center at the project site. Sharon AI expects to work with its ecosystem partners, including Nvidia and Lenovo, on the data center, GPU, network architecture and design, which is expected to include Nvidia Cloud Partner (NCP) reference architecture to deliver optimal performance for AI/HPC training and inference workloads.

New Era Helium will be the exclusive provider and build partner of the energy infrastructure required to power the project, including gas-fired power plant design and construction, CO2 carbon capture and associated pipeline works.

The initial 90MW gas-fired power plant has the potential to expand significantly over time, with the JV partners working to identify project expansion opportunities, including with offtake partners, which may include hyperscalers and other large energy users.

Roth CH Acquisition V Co., a publicly traded special purpose acquisition company, and New Era Helium Corp. signed a definitive agreement for a business combination on January 4, 2024, that is expected to result in NEH becoming a public company listed on Nasdaq. On November 6, 2024, the U.S. Securities and Exchange Commission (“SEC”) declared effective the registration statement on Form S-4 filed by Roth CH’s wholly owned subsidiary, Roth CH V Holdings, Inc. (“Holdings”). A Special Meeting for Roth CH’s stockholders to vote on the business combination is scheduled for November 26, 2024.

Wolf Schubert, CEO of Sharon AI Inc. commented: “We are very excited to be building Tier 3 direct-to-chip liquid cooling data centers in the U.S. with our partners at New Era Helium, who bring considerable energy infrastructure experience to the joint venture. Initial planning and scoping is now complete, and we look forward to moving forward with engineering and offtake discussions.”

E. Will Gray II, CEO of New Era Helium Corp commented: “The Sharon AI partnership marks an integral step in New Era Helium’s advancement of high-grading natural gas production into multiple revenue streams and vertical integration into energy infrastructure. Given the growth in cloud computing and AI, uninterruptible power remains a critical asset and power, much like helium, remains a critical puzzle piece to its continued adoption. This JV allows us to take our dry natural gas by-product and monetize it into power, realizing a much higher net price. Additionally, we are enthusiastic to partner with the Sharon AI team as they have a proven track record in the development of high compute datacenters. Our shareholders will benefit from our joint ownership and partnership in this project and what we anticipate will grow beyond a 90MW project.”

John Lipman, Co-CEO of Roth CH Acquisition V Co., stated, “We are thrilled to see New Era Helium and Sharon AI come together on this potential Joint Venture. We see this as a new revenue, profit, and growth stream for New Era Helium to use its large natural gas reserves to provide a reliable consistent power energy source to the rapidly expanding AI Datacenter market. The Sharon AI team has deep sector expertise and experience in building and managing datacenters, and key partnerships with industry leaders Lenovo and Nvidia. New Era Helium’s roots in the Permian Basin will provide this proposed partnership with the strategic know-how and local relationships for power, supply, and construction.”

Please join the management of New Era Helium and Sharon AI on November 13, 2024 to learn more about this new venture. Details can be found below:

NEH and Sharon AI Webinar: November 13, 2024, at 2:30 PM Eastern Time (U.S. and Canada)

Register in advance:

https://us02web.zoom.us/webinar/register/WN_n4XAaLScSy-A8udA5eJavg

After registering, you will receive a confirmation email containing information about joining the webinar.

About Sharon AI, Inc.

Sharon AI, Inc. is a High-Performance Computing company focused on Artificial Intelligence, GPU Compute Infrastructure, and Cloud Data Storage. Sharon AI has a hybrid operational model that sees it deploy in Tier III and Tier IV co-location data centers as well as design, build and operate its own proprietary Tier 3 data center facilities. For more information, visit: www.sharonai.com

Media Contact:

info@sharonai.com

About New Era Helium Corp.

New Era is an exploration and production company that sources helium produced in association with the production of natural gas reserves in North America. The company currently owns and operates over 137,000 acres in Southeast New Mexico and has over 1.5 billion cubic feet of proved and probable helium reserves. New Era has entered into a definitive merger agreement for a proposed business combination (the “Proposed Business Combination”) with Roth CH Acquisition V Co. (Nasdaq: ROCL, ROCLU, ROCLW) with the Roth CH stockholder vote on the transaction scheduled for November 26, 2024. For more information, visit: www.newerahelium.com

Investor and Media Contact:

Investor Relations

Jonathan.Paterson@harbor-access-com

Tel +1 475 477 9401

About Roth CH Acquisition V Co.

Roth CH Acquisition V Co. is a blank check company incorporated for the for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Roth CH Acquisition V Co. is jointly managed by affiliates of Roth Capital Partners and Craig-Hallum Capital Group. Its initial public offering occurred on December 3, 2021. Roth CH’s vote date on its proposed merger with New Era Helium is November 26, 2024. For more information, visit https://www.rothch.com/.

Contact Information

Roth CH Acquisition V Co.
RothCH@roth.com

Additional Information and Where to Find It

In connection with the Proposed Business Combination, RothCh and its subsidiary, Roth CH V Holdings, Inc. (“Holdings”), have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (File No. 333-280591) (the “Registration Statement”) containing a proxy statement of RothCH that also constitutes a prospectus of Holdings (the “Proxy Statement/Prospectus”). The Registration Statement was declared effective by the SEC on November 6, 2024, and was first mailed to ROCL’s stockholders on or about November 6, 2024.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, Roth CH V’s and New Era’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” “intends,” or similar expressions. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. Certain of these risks are identified and discussed in Roth CH’s final prospectus for its initial public offering, filed with the SEC on December 2, 2021, under the heading “Risk Factors.” These risk factors will be important to consider in determining future results and should be reviewed in their entirety. These forward-looking statements are expressed in good faith, and Roth CH and New Era believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and neither Roth CH nor New Era is under any obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

In addition to factors previously disclosed in Roth CH’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (i) expectations regarding New Era’s strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and New Era’s ability to invest in growth initiatives and pursue acquisition opportunities; (ii) the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement; (iii) the outcome of any legal proceedings that may be instituted against Roth CH or New Era following announcement of the Proposed Business Combination and the transactions contemplated thereby; (iv) the inability to complete the Proposed Business Combination due to, among other things, the failure to obtain Roth CH stockholder approval on the expected terms and schedule, as well as the risk that regulatory approvals required for the Proposed Business Combination are not obtained or are obtained subject to conditions that are not anticipated; (v) the failure to meet the minimum cash requirements of the business combination agreement due to Roth CH stockholder redemptions and the failure to obtain replacement financing; the inability to complete the concurrent PIPE, (vi) the risk that the Proposed Business Combination or another business combination may not be completed by Roth CH’s business combination deadline and the potential failure to obtain an extension of the business combination deadline; (vii) the risk that the announcement and consummation of the Proposed Business Combination disrupts New Era’s current operations and future plans; (viii) the ability to recognize the anticipated benefits of the Proposed Business Combination; (ix) unexpected costs related to the Proposed Business Combination; (x) the amount of any redemptions by existing holders of the Roth CH Common Stock being greater than expected; (xi) limited liquidity and trading of Roth CH’s securities; (xii) geopolitical risk and changes in applicable laws or regulations; (xii) the possibility that Roth CH and/or New Era may be adversely affected by other economic, business, and/or competitive factors; (xiv) operational risk; (xv) risk that the COVID-19 pandemic, and local, state, and federal responses to addressing the pandemic may have an adverse effect on our business operations, as well as our financial condition and results of operations; and (xvi) the risks that the consummation of the Proposed Business Combination is substantially delayed or does not occur.

Any financial projections in this communication are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Roth CH’s and New Era’s control. While all projections are necessarily speculative, Roth CH and New Era believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this communication should not be regarded as an indication that Roth CH and New Era, or their representatives, considered or consider the projections to be a reliable prediction of future events.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

The foregoing list of factors is not intended to be all-inclusive or to contain all the information that a person may desire in considering an investment in Roth CH and is not intended to form the basis of an investment decision in Roth CH V. Readers should carefully review the foregoing factors and other risks and uncertainties described in the “Risk Factors” section of the Registration Statement and the other reports, which Roth CH V has filed or will file from time to time with the SEC. There may be additional risks that neither Roth CH V nor New Era presently know, or that Roth CH V and New Era currently believe are immaterial, that could cause actual results to differ from those contained in forward looking statements. For these reasons, among others, investors and other interested persons are cautioned not to place undue reliance upon any forward-looking statements in this press release. All subsequent written and oral forward-looking statements concerning Roth CH V and New Era, the Proposed Business Combination or other matters and attributable to Roth CH and New Era or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

Participants in the Solicitation

RothCH, New Era and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the Proposed Business Combination described herein under the rules of the SEC. Information about such persons and a description of their interests are contained in the Registration Statement. These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This communication does not constitute a proxy statement or solicitation of a proxy, consent, vote or authorization with respect to any securities or in respect of the Proposed Business Combination and shall not constitute an offer to sell or exchange, or a solicitation of an offer to buy or exchange any securities, nor shall there be any sale, issuance or transfer of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.